10F-3 Report
CGCM Core Fixed Income Investments
	9/1/2009		through	8/31/2010

Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund
Municipal Electric Authority of Georgia	3/4/2010	Goldman Sachs	120,000	$100.000	0.010%
Municipal Electric Authority of Georgia	3/5/2010	Goldman Sachs	70,000	$100.000	0.007%
Royal Bank of Scotland	3/9/2010	RBS Securities	160,000	$99.768	0.008%
Medtronic	3/11/2010	JPMorgan	150,000	$99.840	0.012%
America Movil	3/23/2010	JPMorgan	230,000	$99.356	0.012%